Exhibit 10.1

March 9, 2015

Mr. Dan Fogarty
1650 Fillmore #1804
Denver, CO 80206

Dear Dan:

This will confirm that you have resigned from Noodles & Company and that your last day as an employee of Noodles & Company, and as our Executive Vice President of Marketing, will be Friday, March 13, 2015.

We have agreed that we will transfer to you title to the A6 Audi you are currently driving as a company vehicle.

Also, you agree that you will be available to work with us on a consulting basis on transitional matters related to your function, as needed by us, but subject to your availability and only as mutually agreed.

You agree not to disparage Noodles & Company or its business, or any of its officers, directors, shareholders, franchisees, or employees. Noodles & Company agrees not to disparage you.

We appreciate all you have done to build the Noodles & Company brand over the years and wish you all the best as you move on to new opportunities.